                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                                Three Months Ended
                                                                   March 31,
                                                                ----------------
                                                                1997        1996
                                                                ----        ----
Income before income taxes                                      $390        $125
Interest                                                          40          --
Portion of rentals deemed to be interest                           9           9
                                                                ----        ----
Earnings available for fixed charges                            $439        $134
                                                                ====        ====
Fixed charges:
     Interest                                                   $ 40        $ --
     Portion of rentals deemed to be interest                      9           9
                                                                ----        ----
     Total fixed charges                                        $ 49        $  9
                                                                ====        ====
Ratio of earnings to fixed charges                              8.96x       14.89x
                                                                =====       ======

The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by the fixed charges. For purposes of these ratios, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.